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NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO SECTION 15-48-10 OF
        THE S.C. CODE OF LAWS 1976 (AS AMENDED).


STATE OF SOUTH CAROLINA,
                                                            EMPLOYMENT AGREEMENT
COUNTY OF ORANGEBURG.


     THIS AGREEMENT, dated and effective this 21 day of March, 1994, between First National Corporation, a corporation organized and existing under the laws of the State of South Carolina (the "Corporation"), and C. John Hipp, III (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive;

     WHEREAS, Executive desires to be employed by the Corporation on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do mutually agree as follows:

     1. Condition and Contingency of Agreement. This Agreement is conditioned and contingent upon the Executive's legal right to accept employment and specifically the terms of this Agreement with the Corporation without the same constituting a breach of any other agreement of Executive with any other entity. Accordingly, the obligations of the Corporation hereunder are conditioned and contingent upon the Executive having no such obligations to another entity.

     2. Employment and Term. The corporation will employ Executive, and Executive will be employed by the corporation for a period beginning on or before May 1, 1994, and ending April 30, 1997. After the expiration of this Agreement the Executive, if still in the employment of the Corporation, shall become an employee at-will; provided however, Executive shall have certain rights of compensation upon termination after becoming an employee at-will as described in Paragraph 8.

     3. Duties. Executive shall at all times faithfully and diligently perform his obligations under this Agreement and act in the best interests of the Corporation and its affiliated companies. Executive's duties hereunder shall be to act in such office or capacity as the Corporation may direct or change from time to time; however, no change shall involve a material reduction in duties, responsibility, or title unless written notice is provided at least thirty (30) days before such change shall become effective, and Executive shall perform all duties necessary or advisable in order to carry out such functions in an efficient manner. Executive shall at all times devote his full time, best efforts and ability, skill, and attention exclusively to the furtherance of the business objectives and interests of the Corporation and its affiliated companies, all to the exclusion of other employers or interests or their products and services. Executive shall not engage in any gainful employment other than under this Agreement during its term without the prior written consent of the Corporation's board of Directors, provided however, that Executive may buy or sell investments and securities for his personal account.

     4.  Compensation.

         (a) Compensation. For services rendered by Executive hereunder, the Corporation shall pay Executive a salary of $11,250 per month; provided, that during his term of employment, Executive's salary shall be reviewed at least annually by the Board or the Committee (as described in Paragraph 10), and the Board or Committee may increase (but not decrease) the salary of Executive in its discretion. Salary shall be payable in accordance with the customary payroll practices of the Corporation.

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         (b) Reimbursement of Expenses. The Corporation shall in accordance with
Corporation's policy pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

         (c) Executive shall be entitled to such insurance, pension, profit-sharing, bonus or other incentive programs as are or may be available generally to senior officers of the Corporation to the extent permitted by applicable laws or government regulations.

         (d) Executive shall be entitled to reasonable time off for sick leave, bereavement leave, jury duty and military obligations as are or may become available to senior officers of the Corporation, and up to three (3) weeks of vacation, or as may be provided for in the Corporation's vacation schedule, during each year of employment during the contract period.

         (e) Corporation will pay on behalf of Executive the initiation fee required to join The Country Club of Orangeburg and dues required to maintain such membership.

         (f) Corporation will provide to Executive an automobile to be used by Executive in performing his duties hereunder.

     5. Executive's Responsibility. Executive at the beginning of employment with the Corporation shall be named as President of First National Bank, Orangeburg, South Carolina and will on or before January 1, 1995, be designated by the Board of Directors as Chief Executive Officer.

     6. Stock Options. Within 30 days of the beginning of Executive's employment, Corporation will extend to Executive the option to purchase up to a total of 5,000 shares of common stock in First National Corporation under the terms and conditions of the First National Corporation Incentive Stock Option Plan of 1992.

     7. Termination. Employment may be terminated under any of the following provisions:

         (a) The employment of the Executive under this Agreement may be terminated without cause or reason by the Board or Committee of the Corporation upon written notice. Under this paragraph, the Corporation shall pay to the Executive his then current salary, as described in Paragraph 4 (a), for the remainder of the three year period of this Agreement ending April 30, 1997.

         (b) The employment of the Executive under this Agreement may be terminated by the Executive for whatever reason with or without cause upon thirty (30) days written notice. In the event of such termination by the Executive, Executive shall be entitled to no compensation or benefits of this Agreement upon the termination of his employment.

         (c) The employment of the Executive under this Agreement may be terminated by the Board or Committee of the Corporation upon notice in writing if the Executive has been unable to discharge the duties and obligations hereunder by reason of illness, accident or disability for a period of six (6) consecutive months. Under this paragraph, the Corporation will pay to the Executive his then current salary as set forth in Paragraph 4(a) for a period of one (1) year from the date of termination.

         (d) The employment of the Executive under this Agreement may be terminated immediately by the Board or Committee of the Corporation if the Board or Committee finds that the Executive shall have (i) been guilty of a material or willful breach of the terms of this Agreement, (ii) demonstrated gross negligence, impropriety or willful misconduct in the execution of his duties, or
(iii) has been charged or convicted of a felony or other serious crime. All future compensation and benefits, not then accrued, will automatically terminate if Executive is terminated under this paragraph.


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         (e)  The  employment  of  Executive   under  this  Agreement  shall  be
automatically terminated on the date of the Executive's death. In the event of such termination, the Corporation will pay as a death benefit to Executive's Executor or his Estate an amount equal to the then current salary of Executive as described in Paragraph 4(a) for one (1) year from the date of death. Such death benefit may be payable in one lump sum or installments as determined by the Corporation in its sole discretion taking into account any request of the Executive or his beneficiaries.

         (f) Termination Following a Sale or Merger of Corporation. If a sale or merger of Corporation as defined herein occurs and the employment of the Executive is terminated for any reason thereafter by either Executive or the Corporation prior to end of the term of employment specified in Paragraph 2, the Corporation shall continue to provide the Executive his then current salary as specified in Paragraph 4(a) until the expiration of this contract (April 30, 1997).

     A sale or merger of the Corporation means a sale or merger of 50% or more of the shares of First National Corporation wherein First National Corporation is not the surviving entity.

     8. Termination while at-will. As set forth in Paragraph 2, the Executive shall, if still employed by the Corporation, after three (3) years of employment become an employee at-will; provided however, that in the event the Executive's employment is terminated with the Corporation prior to April 30, 2004, under the conditions set forth below, he shall be compensated as set forth below:

         (a) In the event the Executive's employment is terminated following a sale or merger as described in Paragraph 7(f), by either Executive or the Corporation, or its successor, Executive shall be paid his then current salary for a period of three (3) years from the date of termination or until April 30, 2004, whichever period is shorter.

         (b) In the event of termination of the Executive by Board or Committee of the Corporation for reasons other than those described in Paragraph 7(d), employee will be paid his then current salary for a period of one (1) year from the date of termination; provided however, Executive will receive no compensation in the event of termination for the reasons described in Paragraph 7(d). Termination as a result of death or disability as described in Paragraphs 7(c) and 7(e) shall be compensable under this paragraph.

     9. Post-Termination Obligations. All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with the following provisions during the term of this Agreement and for one full year after the expiration or termination hereof:

         (a) Assistance in Litigation. Executive shall, upon reasonable notice, furnish such information and proper assistance to the Corporation as may reasonably be required by the Corporation in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

         (b) If termination is pursuant to Paragraphs 7(a), 7(f) 8(a) or 8(b), the Executive is under an affirmative duty to actively seek and accept comparable alternative employment following his termination. Any compensation received by Executive following termination or compensation earnable with reasonable diligence will be deducted from any further compensation due the Executive under this Agreement. In the event Executive fails to seek comparable alternative employment, the Corporation's obligations to pay future compensation and for benefits continuation shall cease. In the case of termination pursuant to Paragraph 7(c), Executive's duty to actively seek alternative employment commences on the date the Executive is able to work.

         (c) Confidential Information. Executive acknowledges that in the course of his employment he will acquire knowledge of trade and business secrets and other confidential data of the Corporation, its subsidiaries and any affiliated companies. Such trade an business secrets and other confidential data may include, but are not limited to, confidential product information, methods by which the Corporation proposes to compete with its business

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



competitors, strategic plans, confidential reports prepared by business consultant(s) and similar information relating to the Corporation's, its subsidiaries' or its affiliated companies' products, customers, and operations. Executive covenants not to knowingly disclose or reveal to any unauthorized person such confidential business secrets or other confidential data both during the term of this Agreement and at all times following this termination. Executive recognizes that the possible restrictions on his activities are required for the reasonable protection of the Corporation.

         (d) Covenants For Protection of the Corporation. During the term of this Agreement, and for a period of one (1) year following termination of this Agreement, Executive separately covenants for the benefits of the Corporation as follows:

          (i) Executive shall not, directly or indirectly, promote, participate or engage in any activity or business which is in competition with the business of the Corporation, or any of its subsidiaries and affiliated companies, including but not limited to commercial banking, lending, and other similar activities or services, whether directly or indirectly (as a director, shareholder or investor, partner, lessor, lessee, proprietor, principal agent, independent contractor, representative, consultant, or otherwise), within the existing market(s), [as defined in Paragraph 14(e)]. Ownership by Executive of 5% or less of the outstanding capital stock of any corporation which is actively publicly traded will not be a violation of this covenant.

         (ii) To the extent that Executive's duties have caused him to have direct contacts with customers of the Corporation on a frequent and recurring basis, Executive covenants not to engage in any of the activities listed in clause (i) of this paragraph within the existing market(s) [as defined in Paragraph 14(e)].

         (iii) Executive covenants that he will not employ or assist others by active solicitation to recruit and employ employees of the Corporation or any subsidiaries and affiliate companies; and

         (iv) Executive agrees that he will not, directly or indirectly, on behalf of himself or any third party, make any sales contacts with, or actively solicit business from any customer of the Corporation or its subsidiaries and affiliate companies, for any products or services competitive with those offered by the Corporation or its affiliated companies within the existing market(s) [as defined in Paragraph 14(e)].

     However, the aforesaid limitations on Executive shall be null and void if Executive is terminated after at least fifty percent (50%) stock ownership of Corporation has been acquired by one entity or a combination of affiliated entities (that is, a buy-out type event has occurred), as described in Paragraph 7(f).

         (e) It is further understood and agreed that the Corporation's right to require Executive to keep confidential information secret or not to compete against the Corporation for the agreed upon period shall not be in lieu of the Corporation's right to monetary damages in the event Executive is in breach of any obligation contained in this Agreement, and that in the event of a breach of this Agreement Corporation may either, with or without pursuing any action for damages, obtain and enforce an injunction prohibiting Executive from violating said covenants.

         (f) The parties hereby agree that all restrictions are reasonable in nature, designed to reasonably protect the Corporation's interest and do not violate public policy.

     10. Decisions by Corporation. Any powers granted to the Board hereunder may be exercised by a committee appointed by the Board (the "Committee"), and such Committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement including determinations of compensation. If the Board or the Committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board or the Committee, if it so elects, may direct that any payment due him or his estate
(unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of such

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person's spouse,  children or other  dependents,  an institution  maintaining or having custody of such person, any other person deemed by the Board or the Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them in such manner and proportion as the Board or the Committee may deem proper. Any such payment shall be in complete discharge of the liability of the Corporation therefor.

     11. Arbitration. Executive and Corporation agree that any claim, action, or controversy arising out of or relating to this Agreement, or breach thereof, shall be settled pursuant to the Uniform Arbitration as codified in Section 15-48-10, et. seq. of the South Carolina Code of Laws 1976, as amended, and any judgment upon an award rendered by arbitrators shall be entered as provided therein. The agreement to arbitrate any such claim is only an agreement to have it resolved by arbitration and should not be construed as a waiver of any legal right, entitlement, or remedy.

     12. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties with reference to the employment of the Executive, and supersedes any prior employment agreement, understanding or arrangement between the Executive and the corporation, its subsidiaries and affiliates.

     13. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Corporation from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Corporation hereunder. Upon such a consolidation or merger, Corporation as described herein shall mean such other corporation, and this Agreement shall continue in full force and effect.

     14. General provisions.

         (a) Non-assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the corporation's prior written consent; provided that nothing in this paragraph shall preclude the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

         (b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge of hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Corporation and their respective successors and assigns.

         (d) Notice. For purposes of this Agreement, written notice shall be effective if personally delivered or if sent by certified mail, return receipt requested, to Executive's last known home address or other address as specified by Executive. Executive is under an affirmative duty to notify the Corporation regarding subsequent changes of address. For purpose of computing time, all time requirements under this Agreement will start on the date mailed or if personally delivered, when delivered.

         (e) Existing market. "Existing market" under this agreement shall mean the counties in which the Corporation, its subsidiaries and affiliates have offices or are located and doing business on the date of Executive's termination of employment.

     15. Modification and Waiver.

         (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.


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         (b) Waiver.  No term or condition of this Agreement  shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term and condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     16. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     17. Governing Law. This Agreement has been executed and delivered in the State of South Carolina, and it validity, interpretation, performance and enforcement shall be governed by the laws of such state.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.

                                                  FIRST NATIONAL CORPORATION

                                                   /s/L. D. Westbury
                                                  ------------------------------
/s/                                             BY: L. D. Westbury
----------------------------
                                                   /s/C. John Hipp, III
                                                  ------------------------------
                                                BY: C. John Hipp, III
                                                    Executive
/s/
-----------------------------
Witness













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